EX-99.1 2 newsrelease.htm PRESS RELEASE

EXHIBIT 99.1

Santa Lucia Bancorp Reports Q4 2010 Financial Results

ATASCADERO, Calif., February 10, 2011 Santa Lucia Bancorp (the "Company") (OTC Bulletin Board: SLBA.OB), the parent company of Santa Lucia Bank (the "Bank"), today reported a net loss of $1.2 million for the fourth quarter of 2010 compared to a net loss of $4.6 million for the third quarter of 2010 and a net loss of $2.4 million for the fourth quarter a year ago. For the year ended December 31, 2010, the Company reported a net loss of $14.8 million compared to a net loss of $1.8 million for the same period in 2009. The net loss for the fourth quarter of 2010 was primarily attributable to a $1.7 million provision for loan losses, recorded in conjunction with $467 thousand of quarterly net charge-offs. Provisions for loan losses was $15.2 million for the year ended December 31, 2010 compared to $5.5 million for the same period for 2009. The Allowance for Loan and Lease Losses (the “ALLL”) was $11.0 million, $9.7 million and $3.4 million at December 31, 2010, September 30, 2010 and December 31, 2009, respectively. As a percent of total gross loans, the ALLL was 5.84%, 4.95% and 1.67% at December 31, 2010, September 30, 2010 and December 31, 2009, respectively.

The net loss applicable to common shareholders was $1.3 million or $0.63 per diluted common share and $2.5 million or $1.27 per diluted common share for the quarters ended December 31, 2010 and the same period in 2009, respectively. For the year ended December 31, 2010, the net loss applicable to common shareholders was $15.0 million or $7.49 per common diluted share compared to a net loss of $2.0 million or $1.05 per common diluted share for the same period in 2009. Income (loss) applicable to common shareholders is calculated by subtracting dividends accrued and discount accreted on preferred stock from net income (loss).

According to John C. Hansen, President and Chief Executive Officer, “While it is still not a pleasant task to report a loss for the fourth quarter and full year 2010, the encouraging message is that quarterly losses on a linked quarter basis decreased by over $3.4 million driven primarily by lower provisions for loan losses of $3.0 million. The Bank has spent a great deal of time and effort during 2010 to identify problem credits. This was apparent by high levels of provisioning for loan losses and total net charge offs during the first three quarters of 2010 that in the aggregate amounted to $13.4 million and $7.1 million, respectively.” He added, “On a linked quarter basis, non-performing loans decreased from $26.8 million to $26.1 million or by $.7 million. On a linked quarter basis, OREO increased by $.5 million as the net result of selling two properties in the aggregate for $1.1 million and the migration from non-performing loans to OREO of three properties totaling $1.6 million. We have been diligent in our efforts to move OREO properties as is evidenced by these transactions.” Mr. Hansen went on to say, “We have had a series of independent third party and regulatory examinations and reviews of our loan portfolio that have confirmed we are identifying credits with inherent and obvious weakness in an appropriate manner. We are cautiously optimistic to see evidence of a positive trend in regard to quarterly loan loss provisioning, net charge offs and non-performing loan levels.”

Mr. Hansen reported, “Compared to the prior year, total assets decreased by $20.1 million or 7.5% to $249.8 million; net loans decreased by $21.3 million or 10.8% to $176.8 million; and total deposits decreased by $4.9 million or 2.0% to $233.9 million. Most of the decrease in deposits is reflected in the reduced balances in time deposits. With outstanding loan balances on the decline, the Bank took advantage of the opportunity to reduce interest expense on higher cost deposits. Core deposits as a percentage of total deposits remained static at 78.1% and 78.2% at December 31, 2010 and 2009, respectively. The Bank defines core deposits as total deposits less time deposits greater than $100 thousand. The Bank implemented certain initiatives to enhance its capital ratios during the fourth quarter of 2010 that included strategies to reduce total assets as is evidenced by the linked quarter decrease of $14.9 million from $264.7 million at September 30, 2010.” He went on to say, “At December 31, 2010, the Bank is considered “adequately capitalized” in accordance with regulatory guidelines. The Bank is considering alternatives to enhance its capital ratios, including strategies to continue to reshape the balance sheet, initiatives to improve core operating earnings, and strategies to raise additional capital and other strategic alternatives.”

Mr. Hansen went on to say, “The liquidity ratio of 23.0% remains strong at December 31, 2010 compared to 23.2% at September 30, 2010, and 20.9% at December 31, 2010. Our customer base continues to be very loyal and reflective of the relationship building that has been a part of our culture for decades.”

On December 23, 2010, the Company and the Bank and the Federal Reserve Bank of San Francisco (“FRBSF”) entered into a Written Agreement (the “Written Agreement”), addressing, among other items, management, operations, lending, asset quality and increased capital for the Bank and the Company, as appropriate.

As previously disclosed in an 8-K filed with the SEC on December 29, 2010, the Written Agreement was the result of a recent examination of the Bank and the Company by the FRBSF that resulted in certain criticisms of the Bank, particularly related to the overall quality of the Bank’s loan portfolio.  Many of the requirements of the Written Agreement reflect recommendations or requirements from the Report of Examination that the Bank has been working on since the date of the examination.  Subsequent to the examination and in order to enhance the Bank’s ability to remedy many of the noted criticisms, the Bank made numerous changes in the executive structure to include a newly appointed Chief Credit Officer (CCO) and Chief Financial Officer. In addition, Stanley R. Cherry, Director and former President/CEO has rejoined the Bank as a senior credit administrator and will be working closely with the CCO to manage the day-to-day credit functions. The Company and Bank will continue their efforts to comply with all provisions of the Written Agreement, and believe they are taking the appropriate steps necessary to comply in a timely fashion.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp (the “Company”), headquartered in Atascadero, California is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 25 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, credit quality, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current economic downturn and turmoil in financial markets and the response of federal and state regulators thereto; the imposition of limitations on our operations by bank regulators as a result of examinations of our condition; our ability to comply satisfactorily with the enforcement action to which we are subject; the effect of changing regional and national economic conditions; significant changes in interest rates and prepayment speeds; credit risks of lending and investment activities; changes in federal and state banking laws or regulations; competitive pressure in the banking industry; changes in governmental fiscal or monetary policies; uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; and other factors discussed in Item 1A. Risk Factors of the company’s 2009 Annual Report as filed on Form 10-K and the Company’s 10Q for the quarter ended September 30, 2010, filed with the SEC on November 15, 2010.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

	Year Ended December 31,
	2010	2009	2008	2007	2006

Summary of Operations:	(dollars in thousands except per share data)
Interest Income	$12,587	$13,851	$15,276	$17,719	$17,027
Interest Expense	2,291	3,021	3,877	4,824	3,577

Net Interest Income	10,296	10,830	11,399	12,895	13,450
Provision for Loan Loss	15,198	5,460	975	-	240

Net Interest Income After Provision for Loan Losses	(4,902)	5,370	10,424	12,895	13,210
Noninterest Income	1,610	1,236	1,111	1,071	1,010
Noninterest Expense	10,655	9,865	9,763	9,029	8,590

Income Before Income Taxes	(13,947)	(3,259)	1,772	4,937	5,630
Income Taxes Benefit/(Expense)	(807)	1,434	633	1,934	2,242

Net Income (loss)	$(14,754)	$(1,825)	$1,139	$3,003	$3,388

Dividends and Accretion on Preferred Stock	$240	$221	$-	$-	$-

Net earnings (losses) Applicable to Common Shareholders	$(14,994)	$(2,046)	$1,139	$3,003	$3,388

Cash Dividends Paid	$-	$483	$963	$871	$768

Per Common Share Data:
Net Income - Basic	$(7.49)	$(1.05)	$0.59	$1.55	$1.77
Net Income - Diluted	$(7.49)	$(1.05)	$0.58	$1.51	$1.68
Dividends	$-	$0.25	$0.50	$0.45	$0.40
Book Value	$1.86	$9.58	$11.21	$11.01	$9.93

Common Outstanding Shares:	2,003,131	1,961,334	1,923,053	1,924,873	1,928,097

Statement of Financial Condition Summary:
Total Assets	$249,801	$269,923	$251,880	$248,640	$240,738
Total Deposits	233,867	238,723	212,317	212,718	212,988
Total Net Loans	176,750	198,099	186,632	166,619	169,680
Allowance for Loan Losses	10,999	3,386	2,310	1,673	1,654
Total Shareholders' Equity	7,545	23,030	25,551	21,189	19,137

Asset Quality:
Loans on Non-Accrual	$23,945	$6,407	$1,614	$2,176	$-
Loans Past Due >90 days and still accruing	$-	$-	$-	$-	$550
OREO	$2,123	$428	$-	$-	$-
Loans Past Due 30-89 days	$606	$5	$2,674	$-	$-

Selected Ratios:
Return on Average Assets	-5.65%	-0.69%	0.46%	1.22%	1.42%
Return on Average Equity	-107.53%	-7.18%	5.19%	14.87%	19.45%
Net Interest Margin	4.16%	4.49%	5.05%	5.92%	6.38%
Average Loans as a Percentage of Average Deposits	82.46%	87.82%	83.84%	76.11%	79.74%
Allowance for Loan Losses to Total Loans	5.84%	1.67%	1.22%	0.99%	0.96%
Company
Tier I Capital to Average Assets	4.02%	10.28%	11.89%	10.50%	10.00%
Tier I Capital to Risk-Weighted Assets -	5.72%	12.54%	14.41%	13.20%	12.70%
Total Capital to Risk-Weighted Assets -	8.30%	13.87%	15.92%	14.60%	14.40%
Bank
Tier I Capital to Average Assets	4.75%	9.71%	11.44%	9.85%	9.11%
Tier I Capital to Risk-Weighted Assets -	6.85%	11.85%	13.65%	12.33%	11.43%
Total Capital to Risk-Weighted Assets -	8.16%	13.18%	15.17%	13.80%	13.13%